Exhibit 99.1

           IEC Announces Strong Second Quarter Results For Fiscal 2007

      o     Revenue increased 95% from Q2 2006
      o     Earnings increased approximately $770,000 over Q2 2006
      o Year to date sales more than doubled in comparison to the same period for fiscal 2006

Newark, NY - April 23, 2007 - IEC Electronics Corp. (IECE.OB) announced its results for the second quarter of fiscal 2007, ending March 30, 2007.

The Company reported revenue of $10.9 million for the quarter and net profit of $603,000 or $0.07 per share. This compares to revenue of $5.6 million and net loss of ($168,000) or ($0.02) per share for the quarter ended March 31, 2006. The quarter's results were favorably impacted by the $289,000 bad debt recovery announced on March 27th. Our proforma earnings without the recovery would have been $314,000 or $0.04 per share.

IEC had revenue of $20.1 million for the first six months of fiscal 2007 and a net profit of $27,000 or $0.00 per share. This compares to revenue of $9.2 million and net loss for the first six months of fiscal 2006 of ($216,000) or ($0.03) per share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, "IEC continues to add new accounts and increase volume with existing customers. We are pleased to have had a very profitable quarter. Our sales are more than 95 % ahead of last year for Q2 and more than double the sales for the first six months of the prior year. The additional sales are just beginning to translate into additional profits; however we are still incurring training costs associated with all of the new employees hired over the last six months and expects the training to continue for the balance of the current fiscal year.

We expect our sales to continue at this level for the balance of the year and to gain momentum as the Company enters fiscal 2008. Both new and existing customers are increasing their commitment with us. We believe that our sales are likely to exceed $40 million for fiscal 2007. As we have said previously the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees."

As a full service EMS provider, IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC's second quarter 2007 results can be found on its web site at www.iec-electronics.com/2nd-quarter07release
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The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors. The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2006 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:  Heather Keenan
          IEC Electronics Corp.
          (315) 332-4262
          hkeenan@iec-electronics.com